Exhibit 99.1

Press Release

Community Valley Bancorp Reports Earnings for First Quarter 2005

(Chico, CA 4/19/05) - Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and CVB Insurance Agency, LLC (the “Agency”), today announced its financial results for the first quarter ended March 31, 2005.

First Quarter 2005 Highlights:

•                  Net income of $1,454,000 representing a 33.6% increase over the first quarter of 2004

•                  Diluted earnings per share a 31% increase over the first quarter of 2004

•                  Loans up 22.7% since March 31, 2004

•                  No Non-performing assets

Keith Robbins, Chief Executive Officer, commented, “We are very pleased to start 2005 on such a positive note.  The 33.6% increase in year-over-year quarterly earnings was driven by the 22.7% percentage increase in loans and the favorable impact of the rising interest rate environment.  Deposits also demonstrated solid growth, increasing over 15.6%.  Contributing to that growth was the opening of our four newest branches over the last ten months with our newest branch in Corning, growing to nearly $4 million in deposits since opening in early March.”

First quarter earnings of $1,454,000 represent an increase of $366,000 over 2004 first quarter earnings of $1,088,000. On a diluted per share basis, first quarter earnings were $0.38 compared to $0.29 for the same period in 2004.  The Company’s year-to-date return on average assets and return on average equity were 1.31% and 16.61% compared to 1.13% and 14.33% for the three months ended March 31, 2004.

Net interest income for the first quarter of 2005 of $5,907,000 was up $1,320,000 or 28.8%, compared with $4,587,000 for the first quarter of 2004. Increases were due to significant growth in earning assets, and an increase in the Company’s net interest margin of 57 basis points from 5.40% in the first quarter of 2004 to 5.97% for the current quarter.

Non-interest income of $1,636,000 increased 33.1% over the prior year’s first quarter level of $1,229,000. Increases in service charges on deposit accounts, gains on sales of loans and commissions realized from the sales of non-deposit investment products were the primary reasons for the year over year increase.  Non-interest expense of $4,874,000 increased 28.7% over the $3,787,000 reported for the first quarter of 2004. These increases were primarily due to salaries paid to new employees as well as occupancy and equipment expenses associated with the new Red Bluff, Marysville and Colusa branches opened in 2004 and the Corning office which opened in March of this year.  Professional fees are also up $64,000 over the same period in 2004.  Overall, revenue sources continued to increase resulting in higher levels of fees and income from real estate construction and mortgage lending operations.  The efficiency ratio improved slightly to 64.61% during the first quarter 2005 compared to 65.11% for the period ended March 31, 2004. The efficiency ratio is expected to continue to improve as the new branches continue to attract additional loans and deposits.

The Company continues to experience strong balance sheet growth with total assets increasing $61,013,000, or 15.2%, from $397,700,000 as of March 31, 2004, to $458,713,000 at March 31, 2005.  Deposits grew similarly over the same period increasing $55,005,000, or 15.6%, from $351,835,000 at

March 31, 2004, to $406,840,000 at March 31, 2005.  Loans, net of allowance for loan losses, increased $64,428,000, or 22.7%, from $283,373,000 at March 31, 2004, to $347,801,000 at March 31, 2005.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $18,982,000, or 27.2%, from $69,750,000 at March 31, 2004, to $88,732,000 at March 31, 2005.  Interest-bearing deposits increased $36,023,000, or 12.8%, from $282,085,000 at March 31, 2004, to $318,108,000 at March 31, 2005.

Asset quality remains strong with no non-performing assets as of March 31, 2005, compared to 0.03% of total loans at March 31, 2004.  By comparison the industry average was 0.68% of total loans for the Company’s peer group, based on data provided as of December 31, 2004.  Charged-off loans were $1 thousand for the period ended March 31, 2005 compared to net recoveries of previously charged-off loans of $10 thousand for the period ended March 31, 2004.

Other Information and Disclaimers

Community Valley Bancorp is the holding company for Butte Community Bank and Community Valley Bancorp Insurance Agency, LLC, which was formed in December 2004 to provide a full service insurance agency.  Butte Community Bank operates seven full-service branches in four Butte County communities, one full-service branch in Sutter County, two full-service branches in Tehama County, one full-service branch in Yuba County, one full-service branch in Colusa County, one Loan Production office in Sacramento County, and one Loan Production office in Shasta County and provides a full range of banking services to individuals and various-sized businesses in the communities we serve.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.